Exhibit 99.1

INTEL THIRD-QUARTER BUSINESS TRENDING ABOVE EXPECTATIONS

Company Updates Revenue Range to $7.3 Billion to $7.8 Billion;
Conference Call Scheduled for Today at 7 a.m. PDT
Call-in Number is (913) 981-5508; Code 772506

SANTA CLARA, Calif., Aug. 22, 2003 -- Intel Corporation today provided an update to the company's Business Outlook for the third quarter, which ends Sept. 27.

     Intel expects revenue to be between $7.3 billion and $7.8 billion, as compared to the previous range of $6.9 billion to $7.5 billion. The company's Intel Architecture business is generally trending higher across all geographies and channels while demand for communications products remains soft. Gross margin is expected to be 56 percent, plus or minus a couple of points, compared to previous expectation of 54 percent, plus or minus a couple of points. All other expectations are unchanged.

     The company will hold a conference call at 7 a.m. PDT to discuss today's announcement. The call-in number is (913) 981-5508, code 772506. The replay number is (719) 457-0820, code 772506, and will be available until Aug. 29. In addition, the conference call will be available live at www.intc.com. Intel's third-quarter Business Outlook was originally published in the company's second-quarter 2003 earnings release, available at www.intc.com.

     As announced on July 15, Intel will issue a third-quarter 2003 mid-quarter Business Update press release on Sept. 4. However, the company currently does not plan to hold a conference call on that date.

     Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.

     Today's business update and the July 15 Business Outlook are forward looking and involve a number of risks and uncertainties. Demand for Intel's products, which impacts revenue and gross margin, is affected by business and economic conditions as well as computing and communications industry trends and changes in customer ordering patterns. Revenue and the gross margin percentage are affected by competing chip architectures and manufacturing technologies, competing software-compatible microprocessors, pricing pressures and other competitive factors, as well as market acceptance of Intel's new products, the availability of sufficient inventory to meet demand, and the development and timing of introduction of compelling software applications and operating systems that take advantage of the features of our products. Future revenue is also dependent on continuing technological advancement, including developing and implementing new processes and strategic products, as well as the timing of new product introductions, sustaining and growing new businesses, and integrating and operating any acquired businesses. In addition to the impact of changes in revenue, the gross margin percentage varies with product mix and pricing, changes in unit costs, capacity utilization and the existence of insufficient or excess capacity, and the timing and execution of the manufacturing ramp and associated costs. The gross margin percentage could also be affected by excess or obsolete inventory and variations in inventory valuation. Intel conducts much of its manufacturing, assembly and test, and sales outside the United States and is thus subject to a number of other factors, including currency controls and fluctuations, and tariff and import regulations. If terrorist activity, armed conflict, civil or military unrest or political instability occurs in the United States, Israel or other locations, such events may disrupt manufacturing, assembly and test, logistics, security and communications, and could also result in reduced demand for Intel's products. The impact of major health concerns, such as the SARS illness, could also adversely affect our business and our customer order patterns. Expenses, particularly certain marketing and compensation expenses, vary depending on the level of revenue and profits. The expectation regarding gains or losses from equity securities and interest and other assumes no unanticipated events and varies depending on equity market levels and volatility, gains or losses realized on the sale or exchange of securities, impairment charges related to non-marketable and other investments, interest rates, cash balances, and changes in fair value of derivative instruments. Expectations of impairment charges are based on experience, and it is not possible to know which specific investments are likely to be impaired or the extent or timing of individual impairments. The expectation for our tax rate is based on current tax law and the current expected income, may be affected by the closing of acquisitions or divestitures, the jurisdiction in which profits are determined to be earned and taxed, the ability to realize deferred tax assets, and assumes the company continues to receive the tax benefit for export sales. Results could also be affected by adverse effects associated with product defects and errata (deviations from published specifications) and by litigation, such as that described in Intel's SEC reports, as well as other risk factors listed in Intel's SEC reports, including the report on Form 10-Q for the quarter ended June 28, 2003.

*Intel is a registered trademark of Intel Corporation or its subsidiaries in the United States and other countries.